EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3MEF of our reports dated October 28, 2010, with respect to the consolidated financial statements of Pure Bioscience, Inc. and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pure Bioscience, Inc. for the year ended July 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
April 29, 2011